Exhibit 99.1

Hallmark Financial Services, Inc. 5420 Lyndon B. Johnson Freeway, Ste. 1100 Dallas, TX 75240-2345 817.348.1600 www.hallmarkgrp.com

FOR IMMEDIATE RELEASE

Hallmark Financial Announces Exit from Binding Primary Commercial Auto Business;

Reports Loss Development for Prior Underwriting Years

Dallas, Texas, (March 2, 2020) - Hallmark Financial Services, Inc. (“Hallmark Financial” or the “Company”) (NASDAQ: HALL), a specialty property and casualty insurance company, announced last month to its brokers and agents that the Company had made the strategic decision to exit its Binding Primary Auto business. Despite several years of implementing proactive rate actions and policy changes, the Company has continued to experience increasing claim severity from prior accident years. As a result, Hallmark Financial has made the decision that its in-force policies will be placed into run-off and non-renewed in accordance with applicable state requirements.

Naveen Anand, President & CEO of Hallmark Financial, stated, “Over the past few years, we have worked diligently to diversify our business mix in specialty insurance, while continuing to work to improve our binding auto results to a level of sustainable profitability. Ultimately, we have seen greater than expected claim severity throughout all of commercial auto and made the decision to fully focus on our growing specialty lines.”

Mr. Anand continued, “By exiting this book of business and focusing on our core specialty lines, the Company can continue to write profitable business without the continued strain on our results. In the coming months, we will continue to work with our agency partners to assist in the transition from binding auto, and evaluate reinsurance options that help to facilitate an orderly exit, such as an adverse development cover or loss portfolio transfer, to mitigate future volatility associated with this book of business.”

The Company also announced that it will file its annual insurance statutory reports today, which will include pre-tax adverse prior year loss development of $63.8 million, net of reinsurance, for fiscal 2019, as provided in Schedule P, of which $56.1 million was recorded in the fourth quarter of 2019. These losses are primarily related to the Binding Primary Auto business for the 2016 and 2017 underwriting years, with a smaller remainder largely attributable to general liability. These amounts are unaudited and based on statutory requirements rather than generally accepted accounting principles.

Binding Primary Auto Exit Highlights and Background

•	Last month, the Company announced to its brokers its exit from the Binding Primary Auto portfolio, which represented approximately $114 million of the Company’s gross written premiums for 2019 and ceased writing new business immediately.
•	The Company has scaled back its Binding Primary Auto line of business in recent years, including a reduction of 60% in total policies in-force since 2016 (from over 10,000 to approximately 4,200 at year-end 2019).
•	In line with state regulatory guidelines, the Company will non-renew all policies and expects this business to fully run-off by the second quarter of 2021.
•	The adverse prior year reserve development taken for the fourth quarter of 2019 was driven by increasing claim severity, particularly in the Binding Primary Auto market segment.
•	Over the past five years, Binding Primary Auto has been responsible for over 100% of the Company’s aggregate adverse prior year reserve development.
•	Favorable market conditions persist in the Company’s specialty businesses, which continue to see improvements in rates, terms and conditions, and reductions in policy limits.

Rationale for Binding Primary Auto Exit

Historical Background

The Company began writing Binding Primary Auto in 2006 with the purchase of Texas General Agency. This business is focused on small fleet (1 to 10 units) Primary Commercial Auto Liability and Physical Damage policies produced through a binding arrangement with general agents. Business production peaked in 2016, with the Company writing over 10,000 policies that year, and generating $185 million in gross premiums written. By 2019, this business had been scaled back to approximately $114 million in gross premiums written, with an in-force policy count totaling around 4,200 (a reduction of approximately 60% since 2016).

Current Operations

At year-end 2019, the Binding Primary Auto business operated in only four states: Texas, Oklahoma, Arkansas and Missouri, having previously exited Louisiana and Mississippi in 2016. With its profile limited to only four states, and heavy concentration (87%) in Texas, the performance of the Binding Primary Auto book is highly influenced by the legal and regulatory environments of these states.

Despite achieving significant rate increases in this portfolio and improving the overall risk profile of the book, the performance of this business continued to be volatile. Over the past five years, the Binding Primary Auto business was responsible for over 100% of the Company’s aggregate adverse reserve development.

The Company worked to transform this book, bringing in new underwriting leadership, exiting states and segments of business, increasing analytical pricing support, developing predictive models and filing new rate structures. Despite these efforts, based on the increasing claim severity trends impacting this line of business, and the limitations of this customer base to absorb meaningful rate increases viewed as necessary to profitably write this business, the Company made the decision to exit this segment of the commercial auto market.

Focus on Other Lines within the Auto Market where Rate Adequacy Can be Achieved

The Company will continue to write Brokerage Primary Auto and Excess Auto focused on specialized classes of middle market transportation-for-hire trucking and business auto fleets operated by professional drivers, placed through a limited number of wholesale brokers. Brokerage Primary Auto is currently authorized to write in 39 states, and Excess Auto is written in 50 states. The Company does not write any ridesharing, livery, taxi, or public transportation business.

About Hallmark Financial

Hallmark Financial is a specialty property and casualty insurance company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries and offices in Dallas-Fort Worth, Atlanta, Chicago, Jersey City, and San Antonio, Hallmark Financial markets, underwrites and services over $750 million annually in commercial and personal insurance premiums in select markets. Hallmark Financial is headquartered in Dallas, Texas and its common stock is listed on NASDAQ under the symbol "HALL".

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience, timing of run-off, changes in policy rates, terms, conditions and limits,  and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Investor Contact

David Webb

Senior Vice President, Corporate Development & Strategy

dwebb@hallmarkgrp.com

817.348.1600